Registration No. —

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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ENER1, INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida (State or Other Jurisdiction of Incorporation or Organization)	550 W. Cypress Creek Rd., Suite 120 Ft. Lauderdale, FL 33309 (Address of Principal Executive Offices Including Zip Code)	59-2479377 (I.R.S. Employer Identification No.)

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KEVIN P. FITZGERALD EMPLOYMENT AGREEMENT
RONALD STEWART STOCK AWARD AGREEMENT
LARRY L. LIGHT STOCK AWARD AGREEMENT
KARL GRUNS INVESTMENT AGREEMENT
ALLA ROZENGURT STOCK OPTION AGREEMENT
BYRON BUNTIN STOCK OPTION AGREEMENT
OLGA MORKOVINA STOCK OPTION AGREEMENT
SERGEY KAPLAN STOCK OPTION AGREEMENT

(Full Title of the Plan)

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Ronald Stewart General Counsel Ener1, Inc. 550 W. Cypress Creek Rd., Suite 120, Ft. Lauderdale, FL 33309		Copies to: Stephen I. Glover, Esq. Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, D.C. 20036 (202) 955-8500
(Name and Address of Agent For Service)

_________________

(954) 202-4442
(Telephone Number, Including Area Code, of Agent For Service)

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CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $.01 per share	1,030,000 shares	$ 1.14	$ 1,174,200	$ 148.77

(1)	Includes 300,000 shares of common stock of Ener1, Inc. (the “Registrant or the “Company”) issued pursuant to a stock grant made by the Company to its director and Chief Executive Officer, Kevin P. Fitzgerald, in accordance with the Employment Agreement between the Company and Mr. Fitzgerald dated as of September 8, 2003 (the “Fitzgerald Employment Agreement”). Also includes 300,000 shares issued by the Company to its director, Executive Vice President, General Counsel and Secretary, Ronald Stewart, as partial compensation for his services in accordance with the Stock Award Agreement between the Company and Mr. Stewart dated as of May 16, 2003 (the “Stewart Award Agreement”). Also includes 100,000 shares issued by the Company to Larry L. Light, the Chief Executive Officer of a Company affiliate, EnerLook Solutions, Inc., as partial compensation for his services in accordance with the Stock Award Agreement between the Company and Mr. Light dated as of May 16, 2003 (the “Light Award Agreement”). Also includes 50,000 shares issued by the Company to one of its directors, Karl Gruns, as partial compensation for his services in accordance with the Investment Agreement between the Company and Mr. Gruns dated as of January 1, 2003 (the “Gruns Award Agreement”). Also includes an aggregate of 280,000 shares of common stock issued to Alla Rozengurt, Byron Buntin, Olga Morkovina and Sergey Kaplan upon exercise of stock options granted under the Company’s 2002 Stock Participation Plan (the “Stock Option Agreements”). Each of the Fitzgerald Employment Agreement and the Stewart, Light and Gruns Award Agreements and the Stock Option Agreements qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	The registration fee has been calculated in accordance with Rule 457(h) under the Securities Act of 1933.

Explanatory Note

                Ener1 has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register shares of its Common Stock (the “Shares”), issued or issuable to some of its directors, executive officers and employees (the “Selling Stockholders”), as compensation for their services to Ener1.

                This Registration Statement contains two parts. The first part contains a prospectus prepared in accordance with Part I of Form S-8 (in accordance with Instruction C of the General Instructions to Form S-8) which covers reoffers and resales of shares of the Shares issued to the Selling Stockholders as compensation for their services. The second part contains information required in the Registration Statement pursuant to Part II of Form S-8. Information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

Reoffer Prospectus

1,030,000 Shares of Common Stock of
Ener1, Inc.

                The shares of common stock, $0.01 par value per share (the “Shares”), of Ener1, Inc. (“Ener1”) covered by this reoffer prospectus, may be offered and sold to the public from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”). The Shares have been issued, or are issuable to, the Selling Stockholders as compensation for their services to Ener1.

                The Selling Stockholders may sell Shares directly or indirectly in one or more transactions on any stock exchange or stock market on which the Shares may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods. These sales may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

                This reoffer prospectus has been prepared for the purpose of registering the Shares under the Securities Act of 1933, as amended (the “Securities Act”) to allow for future sales by the Selling Stockholders to the public. The Selling Stockholders may sell Shares through one or more agents, brokers or dealers or directly to purchasers. Ener1 will not receive any proceeds from the sale of the shares by the Selling Stockholders.

                This investment involves a high degree of risk. Please see “Risk Factors” beginning on page 4.

                Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Table of Contents

Page #s

Additional Information	3
Incorporation of Certain Documents by Reference	3
The Company	3
Risk Factors	4
Use of Proceeds	12
Selling Stockholders	13
Plan of Distribution	15
Legal Matters	16
Experts	16

        You should rely only on the information contained in this reoffer prospectus or any supplement. Ener1 has not authorized anyone to provide you with information different from that which is contained in or incorporated by reference in this reoffer prospectus. The Selling Stockholders are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this reoffer prospectus is accurate only as of the date of this reoffer prospectus, regardless of the time of delivery of this reoffer prospectus or of any sale of the Shares.

Additional Information

                Ener1 has filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 under the Securities Act with respect to the Shares offered by this reoffer prospectus. This reoffer prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to Ener1 and the Shares offered by this reoffer prospectus, you should read the registration statement and the exhibits to the registration statement. Statements contained in this reoffer prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete. In each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed and each statement is qualified in all respects by such reference.

                Ener1 is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, as required by the Exchange Act, files reports and other information with the SEC. The registration statement, including exhibits, and the reports and other information filed by Ener1 can be inspected without charge at the public reference facilities maintained by the SEC at the SEC’s principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549. Copies of this material can be obtained from the SEC at fees prescribed by the SEC. You may obtain information on the operation of the Public Reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of this site is http://www.sec.gov. In addition, Ener1 makes copies of its electronic filings with the SEC available on the investor relations portion of its web site at www.ener1.com.

The Company

        Ener1 develops and markets technologies and products related to lithium batteries, fuel cells and solar cells. Our goal is to be the technology leader in both lithium batteries and fuel cells. We are developing samples of products and components of lithium batteries based on our proprietary technologies, as well as technologies, materials and prototypes for new types of fuel cells and solar cells. We have 11 full-time scientists in our Ft. Lauderdale facility and 18 full-time and 36 part-time scientists at our facilities in the Ukraine performing research and development work related to our lithium battery, fuel cell and solar cell technologies and products.

        We plan to produce fuel cell prototypes using our proprietary fuel cell technology. If the prototypes are successful, we would then establish a pilot scale, fuel cell production facility. The pilot scale production facility will be used for continued research and development and manufacturing selected high margin fuel cell components. We believe our fuel cell technologies will enable us to produce fuel cells which have an extended working life, use fuel more efficiently, have higher mass and volume specific energy characteristics and a lower $/kilowatt cost than those currently on the market. We recently filed a U.S. patent application for a new electrochemical generator based on a hydrogen-air fuel cell.

        We have numerous patents, both issued and pending, for lithium battery-related technologies, products, processes and components. We have built a lithium battery manufacturing plant and laboratory facility in Ft. Lauderdale, Florida and own the associated land and building. The facility is equipped with three production lines including a pilot line for prototypes. We plan to begin battery production at the end of 2004.  In 2003, we formed a joint venture company named EnerStruct, Inc. with ITOCHU Corporation of Japan, to which we and ITOCHU have licensed certain of our lithium battery technologies for use in Japanese markets. ITOCHU invested $3.5 million in our company in July of 2003. We invested $2 million of this amount in EnerStruct and own 49% of EnerStruct.

        In addition to our lithium battery and fuel cell business, we have been developing and marketing technologies for products and services to neutralize the harmful effects of electromagnetic fields in electric power transmission lines and related equipment, through our Ener1 Technologies, Inc. subsidiary. We also own approximately 49% of EnerLook Solutions, Inc., which develops and markets turn-key video-on-demand and interactive TV-based information and communications systems to customers in the health care and hospitality industries. Until May 2003, we conducted this business primarily through our former Digital Media Technologies Division; today, we conduct this business through EnerLook Solutions, Inc.

        In January 2004, we issued $20 million in aggregate principal amount of our 5% Senior Secured Convertible Debentures due 2009 and warrants to purchase 16 million shares of our common stock in a private placement. We expect to use the proceeds of this offering to fund the development of our lithium battery and fuel cell products.

        We were founded in 1985 as Boca Research, Inc., a Florida corporation, to market communications software and data communications, I/O, multiport, and video products. In October 2000, we changed our name to Inprimis, Inc. October 2001, we began to sell products based on our video-on-demand and interactive TV systems to solution providers in the hospitality and healthcare markets and other markets. In January 2002, Ener1 Group, Inc. acquired a majority interest in our company and now owns approximately 93% of the our common stock. We further diversified our business in September 2002, when we acquired Ener1 Battery Company, from Ener1 Group, Inc. Following this acquisition, we changed our name to Ener1, Inc.

        Our executive offices are located at 550 W. Cypress Creek Rd., Suite 120, Fort Lauderdale, FL 33309 and our phone number is (954) 202-4442.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as other information contained in this prospectus, before investing in our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of these risks occur, our business could suffer, the market price of our common stock could decline and you could lose all or part of your investment in our common stock. This section includes or refers to forward-looking statements. You should refer to the explanation of the qualifications and limitations on forward-looking statements discussed on page 14.

Risks Related to Our Business

        We have a history of operating losses and we may not be able to continue as a going concern.

        We have experienced net operating losses since 1997, incurred negative cash flows from operations since 1999 and, as of September 30, 2003, had an accumulated deficit of $54.7 million. Cash used in operations for the years ended December 31, 1999, 2000, 2001 and 2002 was $6.1 million, $8.2 million, $6.2 million and $6.5 million, respectively. We had negative cash flows from operations of $4.2 million for the nine months ended September 30, 2003. We expect that we will continue to incur negative cash flows and require additional cash to fund our operations and implement our business plan. The continued development of our energy-related technology and products will require significant additional capital investment. Our financial statements have been prepared assuming that we will continue as a going concern. However, the auditor’s reports on our financial statements state that there is substantial doubt about our ability to continue as a going concern.

        The terms of our 5% Senior Secured Convertible Debentures restrict our operations.

        Our 5% senior secured convertible debentures contain restrictive covenants that limit our ability to, among other things:

o o o o o o	dispose of assets; incur debt; pay dividends; repurchase our capital stock and debt securities; create liens on our assets; and engage in transactions with our affiliates.

These covenants may significantly limit our ability to respond to changing business and economic conditions and to secure additional financing, and we may be prevented from engaging in transactions that might be considered important to our business strategy or otherwise beneficial to us.

        We may never complete the research and development of commercially viable products.

        Although we have conducted other business activities in the past, we have only recently reorganized our activities to focus on the development of energy and battery related products. We do not know when or whether we will successfully complete research and development of commercially viable energy products. If we are unable to develop commercially viable products, we will not be able to generate sufficient revenue to become profitable. The commercialization of our products depends on our ability to control the costs of manufacturing, and we cannot assure you that we will be able to sufficiently control these costs. We must complete substantial additional research and development before we will be able to manufacture a commercially viable battery products in commercial quantities In addition, while we are conducting tests to predict the overall life of our products, we may not have tested our products over their projected useful life prior to large-scale commercialization. As a result, we cannot be sure that our products will last as long as predicted, and, if they do not, we may incur liability under warranty claims.

        We have only recently acquired our energy business, and your basis for evaluating us is limited.

        We acquired our energy products business in September, 2002. Accordingly, there is only a limited basis upon which you can evaluate our business and prospects. We have an unproven business plan and do not expect to be profitable for the next few years. During the past two years, we have shifted our business from providing engineering services and interactive products to focus primarily on developing technologies and products for the battery and fuel cell industries. Before investing in our securities, you should consider the challenges, expenses and difficulties that we will face as a development stage company seeking to develop and manufacture new products.

        Viable markets for our products may never develop, may take longer to develop than we anticipate or may not be sustainable.

        Our energy products and technologies target emerging markets, and we do not know the extent to which our technologies and products will be accepted. To date we do not have any commercially viable products. We must be able to develop a commercially viable product for our business to succeed. If a viable market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred to develop our products and may be unable to achieve profitability. Our target customers for our battery products include customers in the Department of Defense and military forces and in the transportation, medical and other industries. We also plan to license our technologies for others to use to manufacture battery products for the consumer product sector. Our target fuel cell customers include automobile companies and other companies to whom we would license our fuel cell technologies for use in manufacturing fuel cell products and systems. We will need to develop or acquire adequate marketing and manufacturing capabilities in order to develop a commercially successful product. In addition, the development of a viable market for our products may be impacted by many factors which are out of our control, including:

o o o o o o	the cost competitiveness of our products;
consumer reluctance to try a new product;
consumer perceptions of our products' safety;
regulatory requirements;
barriers to entry created by existing energy providers; and
the emergence of newer, more competitive technologies and products.

        We may need additional capital, which may not be accessible on attractive terms or at all.

              For the last several years, we have financed our operations through the sale of our securities and by borrowing money. We may need to raise additional funds through public or private financing. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and the terms of our existing indebtedness. The terms of our 5% Senior Secured Convertible Debentures prevent us from incurring additional debt until the registration statement registering the resale of the common shares underlying the Debentures is declared effective; at such time, any additional debt we incur must be contractually subordinated, as to payment and liquidation, to the payment in full of the Debentures. We cannot assure you that we will be able to raise additional funds on terms favorable to us or at all. If we raise additional funds through the sale of equity or convertible debt securities, your ownership percentage of our common stock will be reduced. In addition, these transactions may dilute the value of our common stock. We may have to issue securities that have rights, preferences and privileges senior to our common stock. The terms of any additional indebtedness may include restrictive financial and operating covenants that would limit our ability to compete and expand. Our failure to obtain any required future financing could materially and adversely effect our financial condition.

        We have no experience manufacturing battery products on a large-scale commercial basis and may be unable to do so.

        Since we acquired our energy products business, we have focused primarily on research and development and have no experience manufacturing our battery products on a commercial basis. We do not know whether or when we will be able to develop efficient, low-cost manufacturing capabilities and processes that will enable us to manufacture our battery products in commercial quantities while meeting the quality, price, engineering, design and production standards required to successfully market our battery products. Our failure to develop such manufacturing processes and capabilities could have a material adverse effect on our business, financial condition, results of operations and prospects. Even if we are successful in developing our manufacturing capabilities and processes, we do not know whether we will do so in time to meet our battery product commercialization schedule, which calls for us to begin manufacturing our battery products by the end of 2004 and to be produce commercial quantities of such products in 2005, or to satisfy the requirements of potential distributors or customers.

We may not meet our development and commercialization milestones.

        We have established product development and commercialization milestones that we use to assess our progress toward developing commercially viable battery and other energy related products, including fuel cell systems. These milestones relate to technology and design improvements as well as to dates for achieving development goals. To gauge our progress, we plan to operate, test and evaluate our battery and energy related products. If our systems or products exhibit technical defects or are unable to meet cost or performance goals, including power output, useful life and reliability, our commercialization schedule could be delayed and potential purchasers of our initial commercial battery and energy products may decline to purchase them. We cannot assure you that we will successfully achieve our milestones in the future or that any failure to achieve these milestones will not result in potential competitors gaining advantages in our target market. Failure to meet our development and commercialization milestones might have a material adverse effect on our operations and our stock price.

        We may be unable to establish relationships with third parties for aspects of product development, manufacturing, distribution and servicing and the supply of key components for our products.

        We may need to enter into additional strategic relationships in order to complete our current product development and commercialization plans. We may also require partners to assist in the distribution, servicing and supply of components for our anticipated fuel cell products which are in development. If we are unable to identify or enter into satisfactory agreements with potential partners, we may not be able to complete our product development and commercialization plans on schedule or at all. We may also need to scale back these plans in the absence of needed partners, which would adversely affect our future prospects. In addition, any arrangement with a strategic partner may require us to make large cash payments to the partner, issue a significant amount of equity securities to the partner, provide the partner with the opportunity to have representation on our board of directors, agree to exclusive purchase or other arrangements with the partner and/or commit significant financial resources to fund our product development efforts in exchange for their assistance or the contribution to us of intellectual property. Any such issuance of equity securities would reduce the percentage ownership of our then current stockholders. While we have entered into relationships with suppliers of some key components for our products, we do not know when or whether we will secure supply relationships for all required components and subsystems for our products, or whether such relationships will be on terms that will allow us to achieve our objectives. Our business, prospects, results of operations and financial condition could be harmed if we fail to secure relationships with entities which can develop or supply the required components for our products and provide the required distribution and servicing support. Additionally, the agreements governing our current relationships allow for termination by our partners under certain circumstances.

        We may rely on third parties to develop and provide key components for our battery and energy related products.

        We may rely on third party suppliers to develop and supply key components that we will use in our battery and energy related products. If those suppliers fail to develop and supply these components in a timely manner or at all, or fail to develop or supply components that meet our quality, quantity or cost requirements, and we are unable to obtain substitute sources of these components on a timely basis or on terms acceptable to us, we may not be able to manufacture our products. In addition, to the extent that our supply partners use technology or manufacturing processes that are proprietary, we may be unable to obtain comparable components from alternative sources.

        We do not know when or whether we will secure long-term supply relationships with any suppliers or whether such relationships will be on terms that will allow us to achieve our objectives. Our business, prospects, results of operations and financial condition could be harmed if we fail to secure long-term relationships with entities that will supply the required components for our battery and energy related products

        We face high levels of competition and may be unable to compete successfully.

        The markets in which we intend to compete are highly competitive. There are a number of companies located in the United States, Canada and abroad that are developing battery and fuel cell technologies and energy products that will compete with our technologies and products. Some of our competitors are much larger than we are and may have the manufacturing, marketing and sales capabilities to complete research, development and commercialization of commercially viable products more quickly and effectively than we can.

        Not only do we face competition from other companies that are developing battery and fuel cell technologies, but we also face competition from companies that provide energy products based on traditional energy sources, such as oil and natural gas. We also face competition from companies that are developing energy products based on alternative energy sources as a significant amount of public and private funding is currently directed toward development of a number of types of distributed generation technology, including microturbines, solar power, wind power and other types of fuel cell technologies. Technological advances in alternative energy products or other fuel cell technologies may make our products less attractive or render them obsolete. There are many companies engaged in all areas of traditional and alternative energy generation in the United States, Canada and abroad, including, among others, major electric, oil, chemical, natural gas, batteries, generators and specialized electronics firms, as well as universities, research institutions and foreign government-sponsored companies. Many of these entities have substantially greater financial, research and development, manufacturing and marketing resources than we do.

        Failure of our planned products to pass testing could negatively impact demand for our products.

        We may encounter problems and delays during testing of our products for a number of reasons, including the failure of our technology or the technology of third parties, as well as our failure to maintain and service our products properly. Many of these potential problems and delays are beyond our control. Any problem or perceived problem with our product tests could materially harm our reputation and impair market acceptance of, and demand for, our products.

        Regulatory and other changes in the energy industry may adversely affect our ability to produce, and reduce demand for, our products.

        The market for our technologies and products may be heavily influenced by federal, state, local and foreign government laws, regulations and policies concerning the energy industry. A change in the current regulatory policies could make it more difficult or costly for us to develop, manufacture or market our products. Any such changes could also deter further investment in the research and development of alternative energy sources, including fuel cells, which could significantly reduce demand for our technologies and products. We cannot predict how changes in regulation or other industry changes will affect the market for our products or impact our ability to distribute, install and service our products.

        We could be liable for environmental damages resulting from our research, development or manufacturing operations.

        Our business exposes us to the risk that harmful substances may escape into the environment, resulting in personal injury or loss of life, damage to or destruction of property, and natural resource damage. Our insurance policies may not adequately reimburse us for costs incurred in defending and settling environmental damage claims, and in some instances, we may not be reimbursed at all. Our business is subject to numerous federal, state and local laws and regulations that govern environmental protection and human health and safety. These laws and regulations have changed frequently in the past and it is reasonable to expect there will be additional changes in the future. If our operations do not comply with current or future environmental laws and regulations, we may be required to make significant unanticipated capital and operating expenditures to bring our operations into compliance. If we fail to comply with applicable environmental laws and regulations, governmental authorities may seek to impose fines and penalties on us or to revoke or deny the issuance or renewal of operating permits and private parties may seek damages from us. Under those circumstances, we might be required to curtail or cease operations, conduct site remediation or other corrective action, or pay substantial damage claims.

        Our products may use materials that are inherently dangerous substances which could subject our business to product liability claims.

        Our energy technologies and products may use hydrogen or other materials that could leak and combust if ignited by another source. These technologies and products expose us to potential product liability claims that are inherent in hydrogen and products that use hydrogen. Hydrogen is a flammable gas and therefore a potentially dangerous product. Hydrogen is typically generated from gaseous and liquid fuels that are also flammable and dangerous, such as propane, natural gas or methane, in a process known as reforming. Natural gas and propane could leak into a residence or commercial location and combust if ignited by another source. In addition, our products may operate at high temperatures, which could expose us to potential liability claims, in the event of accidents involving combustion or explosion. Accidents involving our products or other hydrogen-based products could materially impede widespread market acceptance and demand for, or heighten regulatory scrutiny of, our products. In addition, we might be held responsible for damages beyond the scope of our insurance coverage. We also cannot predict whether we will be able to maintain our insurance coverage on acceptable terms.

        Product liability or defects could negatively impact our results of operations.

        Any liability we incur for damages resulting from malfunctions or design defects of our products could be substantial and could materially adversely affect our business, financial condition, results of operations and prospects. In addition, a publicized actual or perceived problem could adversely affect the market’s perception of our products resulting in a decline in demand for our products and could divert the attention of our management, which may materially and adversely affect our business, financial condition, results of operations and prospects.

        Future acquisitions may disrupt our business, distract our management and reduce the percentage ownership of our stockholders.

        As part of our business strategy we may seek to acquire complementary technologies, products, channels, expertise and/or other valuable assets. However, we may not be able to identify suitable acquisition candidates. If we do identify suitable candidates, we may not be able to complete the acquisitions on commercially acceptable terms or at all. We may not be able to successfully integrate the acquired business into our existing business in a timely and non-disruptive manner. We may have to devote a significant amount of time and management and financial resources to do so. Even with this investment of management and financial resources, an acquisition may not produce the desired revenues, earnings or business synergies. In addition, an acquisition may reduce the percentage ownership of our then current stockholders. If we fail to integrate the acquired business effectively or if key employees of that business leave, the anticipated benefits of the acquisition would be jeopardized. The time, capital and management and other resources spent on an acquisition that fails to meet our expectations could cause our business and financial condition to be materially and adversely affected. In addition, as a result of any acquisition, we may incur non-recurring charges and be required to amortize of significant amounts of intangible assets, which could adversely affect our results of operations.

        We may not be able to protect the intellectual property upon which we depend and we could incur substantial costs defending against claims that our products infringe on the proprietary rights of others.

        Our ability to compete effectively will depend, in part, on our ability to protect our proprietary technologies, systems designs and manufacturing processes. We rely on patents, trademarks, and other policies and procedures related to confidentiality to protect our intellectual property. However, some of our intellectual property is not covered by any patent or patent application. Moreover, we do not know whether any of our pending patent applications will issue or, in the case of patents issued or to be issued, that the claims allowed are or will be sufficiently broad to protect our technology or processes. Even if all of our patent applications are issued and are sufficiently broad, our patents may be challenged or invalidated. We could incur substantial costs in prosecuting or defending patent infringement suits or otherwise protecting our intellectual property rights. While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so. Moreover, patent applications filed in foreign countries may be subject to laws, rules and procedures that are substantially different from those of the United States, and any resulting foreign patents may be difficult and expensive to enforce. In addition, we do not know whether the U.S. Patent & Trademark Office will grant federal registrations based on our pending trademark applications. Even if federal registrations are granted to us, our trademark rights may be challenged. It is also possible that our competitors or others will adopt trademarks similar to ours, thus impeding our ability to build brand identity and possibly leading to customer confusion. We could incur substantial costs in prosecuting or defending trademark infringement suits.

        Further, our competitors may independently develop or patent technologies or processes that are substantially equivalent or superior to ours. If we are found to be infringing third party proprietary rights, we could be required to pay substantial royalties and/or damages, and we do not know whether we will be able to obtain licenses to use the intellectual property at issue on acceptable terms, if at all. Failure to obtain needed licenses could delay or prevent the development, manufacture or sale of our products, and could necessitate the expenditure of significant resources to develop or acquire non-infringing intellectual property.

        Asserting, defending and maintaining our intellectual property rights could be difficult and costly and failure to do so may diminish our ability to compete effectively and may harm our operating results. We may need to pursue lawsuits or legal action in the future to enforce our intellectual property rights, to protect our trade secrets and domain names and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications for trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings to determine priority of rights to the trademark. Similarly, competitors may have filed applications for patents, may have received patents and may obtain additional patents and proprietary rights relating to products or technology that block or compete with ours. We may have to participate in interference proceedings to determine the priority of invention and the right to a patent for the technology. Litigation and interference proceedings, even if they are successful, are expensive to pursue and time consuming, and we could use a substantial amount of our financial resources in either case.

        We rely, in part, on contractual provisions to protect our trade secrets and proprietary knowledge.

        Confidentiality agreements to which we are party may be breached, and we may not have adequate remedies for any breach. Our trade secrets may also become known without breach of such agreements or may be independently developed by competitors. Our inability to maintain the proprietary nature of our technology and processes could allow our competitors to limit or eliminate any competitive advantages we may have.

        Our business depends on retaining and attracting highly capable management and operating personnel.

        Our success depends in large part on our ability to retain and attract management and operating personnel, including our Chairman and Chief Executive Officer, Kevin P. Fitzgerald, our officers and other key employees. Our business requires highly killed specialized workforce, including scientists, engineers, researchers and manufacturing and marketing professionals, who are in high demand and are often subject to competing offers. To retain and attract key personnel, we use various measures, including employment agreements, a stock incentive plan and incentive bonuses for key employees. These measures may not be enough to retain and attract the personnel we need or to offset the impact on our business of the loss of the services of Mr. Fitzgerald or other key officers or employees.

        We face risks associated with our plans to market, distribute and service our products internationally.

        We intend to market, distribute and service our products internationally. We have limited experience developing and no experience manufacturing our products to comply with the commercial and legal requirements of international markets. Our success in international markets will depend, in part, on our ability and that of our partners to secure relationships with foreign sub-distributors, and our ability to manufacture products that meet foreign regulatory and commercial requirements. Additionally, our planned international operations are subject to other inherent risks, including potential difficulties in enforcing contractual obligations and intellectual property rights in foreign countries and fluctuations in currency exchange rates.

Our government contracts could restrict our ability to effectively commercialize our technology.

        Some of the technology we may be using has been or may be developed under government funding by the United States, the terms of which may provide various rights including broad license rights to the United States government. Our contracts with government agencies are also subject to the risk of termination at the convenience of the contracting agency and potential disclosure of our confidential information to third parties. Under the Freedom of Information Act, any documents that we have submitted to the government or to a contractor under a government funding arrangement may be subject to public disclosure that could compromise our intellectual property rights unless these documents are exempted as trade secrets or as confidential information, appropriately legended by us, and treated accordingly by such government agencies.

        As a government contractor, we must comply with and are affected by federal government regulations relating to the formation, administration and performance of government contracts. These regulations will affect how we do business with our customers and may impose added costs on our business. Any failure to comply with applicable laws and regulations could result in contract termination, price or fee reductions or suspension or debarment from contracting with the federal government.

        In addition, Federal government agencies routinely audit government contracts. These agencies review a contractor’s performance on its contract, pricing practices, cost structure and compliance with applicable laws, regulations and standards. These audits may occur several years after completion of the audited work. An audit could result in a substantial adjustment to our revenue because any costs found to be improperly allocated to a specific contract will not be reimbursed, while improper costs already reimbursed must be refunded. If a government audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with federal government agencies. In addition, our reputation could be harmed if allegations of impropriety were made against us.

We may be unable to manage rapid growth effectively.

        We expect to rapidly expand our manufacturing capabilities, accelerate the commercialization of our products and enter a period of rapid growth, which will place a significant strain on our senior management team and our financial and other resources. The proposed expansion will expose us to increased competition, greater overhead, marketing and support costs and other risks associated with the commercialization of a new product. Our ability to manage our rapid growth effectively will require us to continue to improve our operations, to improve our financial and management information systems and to train, motivate and manage our employees. Difficulties in effectively managing the budgeting, forecasting and other process control issues presented by such a rapid expansion could harm our business, prospects, results of operations and financial condition.

        Our stock price has been and could remain volatile.

        The market price of our common stock has historically experienced and may continue to experience significant volatility. In the twelve months ended December 31, 2003, our stock closing price ranged from $0.03 to $1.73 per share. More recently, on January 26, 2004 our stock closing price was $1.40 per share. Our progress in developing and commercializing our products, our quarterly operating results, announcements of new products by us or our competitors, our perceived prospects, changes in securities’ analysts’ recommendations or earnings’ estimates, changes in general conditions in the economy or the financial markets, adverse events related to our strategic relationships and other developments affecting us or our competitors could cause the market price of our common stock to fluctuate substantially. In addition, in recent years, the stock market, and in particular the market for technology-related stocks, has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, we may be subject to additional securities class action litigation as a result of volatility in the price of our common stock, which could result in substantial costs and diversion of management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

Our principal stockholder has substantial control over our affairs.

        Ener1 is controlled by Ener1 Group, Inc., which owns approximately 93% of our outstanding common stock. Two of Ener1 Group’s board members are also members of our Board of Directors. Ener1 Group has the ability to exert substantial influence over all matters submitted to a vote of the stockholders of Ener1, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, Ener1 Group may dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control or impeding a merger or consolidation, takeover or other business combination which you, as a stockholder, may otherwise view favorably.

        Future sales of our common stock may adversely affect our common stock price.

        If our stockholders sell a large number of shares of common stock or if we issue a large number of shares in connection with future acquisitions or financings, the market price of our common stock could decline significantly. In addition, the perception in the public market that our stockholders might sell a large number of shares of common stock could cause a decline in the market price of our common stock.

        Our certificate of incorporation and Florida law could adversely affect our common stock price.

        Provisions of our certificate of incorporation and Florida law could discourage potential acquisition proposals and could delay or prevent a change in control of us. These provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of our common stock. These provisions may also inhibit fluctuations in the market price of our common stock that could result from takeover attempts. In addition, the Board of Directors, without further stockholder approval, may issue additional series of preferred stock that could have the effect of delaying, deterring or preventing a change in control of us. The issuance of additional series of preferred stock could also adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

Cautionary Statement About Forward-Looking Statements

        Some of the information in this reoffer prospectus may contain “forward-looking statements,” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. These statements discuss plans, goals and objectives for future operations and growth, contain projections of results of operations or financial condition or state other “forward-looking” information. You should understand that these forward-looking statements are necessarily estimates reflecting our judgment, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. The following important factors, in addition to those discussed in “Risk Factors” and other unforeseen events or circumstances, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements: general economic conditions; competition; our ability to control costs; changes within our industries; our ability to successfully complete our research and development initiatives; release of new and upgraded products and services by us or our competitors; development of our sales force; employee retention; managerial execution; legal and regulatory issues; changes in accounting policies or practices; and successful adoption of our products and services.

        Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this reoffer prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this reoffer prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of up to 1,030,000 shares of common stock by the Selling Stockholders.

SELLING STOCKHOLDERS

        The following table sets forth information known to us with respect to the number of shares of common stock beneficially owned by the Selling Stockholders named below and as adjusted to give effect to the sale of the shares offered by this reoffer prospectus. The information in the table below is current as of the date of this reoffer prospectus. The Selling Stockholders may from time to time offer and sell pursuant to this reoffer prospectus any or all of the common stock being registered.

        We determined beneficial ownership in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as other indicated, we believe that the persons or entities named in the following table have sole voting and investment power with respect to all shares of common stock as beneficially owned by them, subject to community property laws where applicable. To prevent dilution to the Selling Stockholders, the following numbers may change because of stock splits, stock dividends or similar events involving our common stock.

        The number of shares in the column labeled “Shares Being Offered” represent all of the shares that each Selling Stockholder may offer under this reoffer prospectus. The table assumes that the Selling Stockholders sell all of the shares. We are unable to determine the exact number of shares that actually will be sold. We do not know how long the Selling Stockholders will hold the shares before selling them and we currently have no agreements, arrangements or understandings with any of the Selling Stockholders regarding the sale of any of the shares.

Name and Address	Positions, Offices or Relationships with Ener1 During Past 3 Years	Shares Owned as of the Date of this Reoffer Prospectus	Shares Being Offered	Shares Owned After Offering	Percentage of Class Owned After Offering
Kevin P. Fitzgerald(1) Karl Gruns(1) Ronald N. Stewart(1) Larry L. Light(2) Alla Rozengurt(3) Byron Buntin(4) Olga Morkovina(5) Sergey Kaplan(6)	Director, Chairman, Chief Executive Officer

Director

Executive Vice President, Director, General Counsel and Secretary

Chief Executive Officer, EnerLook Solutions, Inc.

Vice President of Business Development, EnerLook Solutions, Inc.

Employee

Employee

	Employee	2,189,363(7) 142,000 370,000 240,000 205,000 70,000 70,000 70,000	300,000 50,000 300,000 100,000 70,000 70,000 70,000 70,000	1,889,363 92,000 70,000 140,000 130,000 -0- -0- -0-	* * * * * * * *

*    Less than one percent.

1.	The address for each of Messrs. Fitzgerald, Gruns and Stewart is c/o Ener1, Inc., 550 W. Cypress Creek Road, Suite 120, Ft. Lauderdale, FL, 33309.

2.	Mr. Light’s address is 381 SE 11 Street, Pompano Beach, FL, 33060.

3.	Ms. Rozengurt’s address is 328 Poinciana Island, North Miami, FL, 33160.

4.	Mr. Buntin’s address is 1309 Fulmar Drive, Delray Beach, FL, 33444.

5.	Ms. Morkovina’s address is 3020 NE 32 Avenue Apt. #1421 Ft. Lauderdale, Fl 33308.

6.	Mr. Kaplan’s address is 3640 Yacht Club Drive, Apt. #1703, Aventura, Fl 33180.

7.	Includes 1,889,363 shares that may be acquired by Mr. Fitzgerald within 60 days of the date of this reoffer prospectus upon the exercise of vested options.

PLAN OF DISTRIBUTION

        We will not receive any proceeds from the sale of the shares covered by this reoffer prospectus. The shares are being offered on behalf of the Selling Stockholders. The shares may be sold or distributed from time to time by the Selling Stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the Selling Stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire the shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

        The sale of the shares may be effected in one or more of the following methods:

o o o o o o o	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;
in the over-the-counter market;
in transactions otherwise than on such exchanges or services in the over-the-counter market;
through the writing of options, whether the options are listed on an option exchange or otherwise;
in an exchange distribution in accordance with the rules of the applicable exchange;
or through the settlement of short sales; or
through privately negotiated transactions.

In addition, any shares that qualify for resale pursuant to Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”) may be sold under Rule 144 of the Securities Act rather than pursuant to this prospectus.

        These transactions may include crosses or block transactions. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

        In addition, the Selling Stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of the shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares which may be resold under this reoffer prospectus.

        Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders or purchasers of the shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

        The staff of the SEC is of the view that selling security holders who are registered broker dealers or affiliates of registered broker dealers may be underwriters under the Securities Act. The SEC is also of the view that any broker-dealers who act in connection with the sale of shares under this reoffer prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and proceeds they receive from any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any Selling Stockholder can presently estimate the amount of such compensation. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being registered in this reoffer prospectus. We know of no existing arrangements between any Selling Stockholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

        The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. The Selling Stockholders may not effect any sale or distribution of the shares until after this reoffer prospectus has been appropriately amended or supplemented, if required.

        The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act, as amended. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act, as amended if any such broker-dealers purchase shares as principal.

        We can not assure you that the Selling Stockholders will sell any of the shares offered by this reoffer prospectus. The amount of securities that may be sold by a Selling Stockholder under this reoffer prospectus may not exceed, during any three month period, the amount set forth in Rule 144(e) under the Securities Act.

        We will pay all expenses in connection with this offering, other than any underwriting discounts and commissions, which will be paid by the Selling Stockholders.

Legal Matters

        Ronald Stewart will opine as to the validity of the common stock offered by this reoffer prospectus.

Experts

        The consolidated financial statements of Ener1 as of December 31, 2002 and for the two years in the period ended December 31, 2002 incorporated by reference in this registration statement have been audited by Kaufman, Rossin & Co., independent certified public accountants, as set forth in their report dated February 28, 2003 (except for Note 15, as to which the date is April 2, 2003 and Note 8, as to which the date is April 14, 2003), and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(a)	Ener1, Inc.‘s Annual Report on Form 10-KSB for the year ended December 31, 2002 as amended pursuant to the 10-KSB/A filed with the SEC on April 30, 2003.

(b)	Ener1, Inc.‘s Quarterly Reports on Form 10-QSB for the quarters ending March 31, 2003, June 30, 2003 and September 30, 2003, respectively.

(c)	Ener1, Inc.'s Current Report on Form 8-K filed with the SEC on January 21, 2004.

(d)	The description of the Registrant’s common stock contained in the Registrant’s Current Report on Form 8-K filed with the SEC on February 6, 2004.

        All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

        Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

        Pursuant to Section 607.0850 of the Florida Statutes, the Registrant has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

        The Registrant’s Amended and Restated Articles of Incorporation and By-laws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Florida law.

        The Registrant has purchased insurance with respect to, among other things, the liabilities that may arise under the statutory provisions referred to above. The directors and officers of the Registrant also are insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they are not indemnified by the Registrant.

        The Registrant has entered into separate indemnification agreements with its directors and officers. The indemnity agreements create certain indemnification obligations of the Registrant in favor of the directors and officers and, as permitted by applicable law, will clarify and expand the circumstances under which a director or officer will be indemnified.

Item 7. Exemption from Registration Claimed

        With respect to the restricted securities being offered by this registration statement, the Registrant claimed exemptions from registration in accordance with Section 4(2) of the Securities Act of 1933 for shares of common stock previously issued under various agreements between the Registrant and the Selling Stockholders. These exemptions were available to the Registrant for the issuance of the shares of common stock because the issuances did not involve a public offering, advertising or general solicitation. The shares were issued to 7 persons, each of whom had a pre-existing relationship with the Registrant as either a director, officer or employee of the Registrant.

Item 8. Exhibits

Exhibit Number	Description
4.1 4.2 4.3 4.4 4.5 4.6 4.7 4.8 4.9 23.1 24.1	Articles of Incorporation of the Registrant incorporated by reference to Exhibit 3(i) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (No. 000-21138).

Amendment to Articles of Incorporation incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001 (No. 000-21138).

Amendment to Articles of Incorporation incorporated by reference to Exhibit 3.1 to the Registrant's current report on Form 8-K dated October 28, 2002 (No. 000-21138).

By-Laws of the Registrant incorporated by reference to Exhibit 3.4 to the Registrant's Quarterly Report on Form 10-QSB filed November 14, 2003.

Form of Stock Option Agreement under Ener1, Inc. 2002 Stock Participation Plan.

Employment Agreement by and between the Registrant and Kevin P. Fitzgerald incorporated by reference to Exhibit 10.6 of the Registrant's Quarterly Report on Form 10-Q filed November 14, 2003.

Investment Agreement dated as of January 1, 2003 by and between the Registrant and Karl Gruns.

Stock Award Agreement dated as of May 16, 2003 by and between the Registrant and Ronald D. Stewart.

Stock Award Agreement dated as of May 16, 2003 by and between the Registrant and Larry L. Light.

Consent of Kaufman, Rossin & Co.

Power of Attorney (included on the signature pages to this Registration Statement on Form S-8).

Item 9. Undertaking

        The undersigned Registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (l)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

        (2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold upon the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Lauderdale, State of Florida, on the 4th day of February 2004.

ENER1, INC. By: /s/ Kevin P. Fitzgerald Kevin P. Fitzgerald Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald Stewart and Kevin P. Fitzgerald, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Kevin P. Fitzgerald
Kevin P. Fitzgerald

/s/ Randall Paulfus
Randall Paulfus

/s/ Boris Zingarevich
Boris Zingarevich

/s/ Karl Gruns
Karl Gruns

/s/ Mike Zoi
Mike Zoi

/s/ Dr. Peter Novak
Dr. Peter Novak

/s/ Ronald N. Stewart
Ronald N. Stewart
Chief Executive Officer and Director and Chairman of the Board (Principal Executive Officer)

Chief Financial Officer (Principal Financial Officer & Principal Accounting Officer)

Director

Director

Director

Director

	Director	February 4, 2004 February 4, 2004 February 4, 2004 February 4, 2004 February 4, 2004 February 4, 2004 February 4, 2004

EXHIBIT INDEX

Exhibit Number	Exhibit
4.5 4.7 4.8 4.9 23.1 24.1	Form of Stock Option Agreement under Ener1, Inc. 2002 Stock Participation Plan.

Investment Agreement dated as of January 1, 2003 by and between the Registrant and Karl Gruns.

Stock Award Agreement dated as of May 16, 2003 by and between the Registrant and Ronald D. Stewart.

Stock Award Agreement dated as of May 16, 2003 by and between the Registrant and Larry L. Light.

Consent of Kaufman, Rossin & Co.

Power of Attorney (included on the signature pages to this Registration Statement on Form S-8).